Exhibit 99.1

Collectors Universe Reports Record First Quarter Results for Q1, 2015

NEWPORT BEACH, CA – November 5, 2014 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced financial results for its first quarter of fiscal 2015 ended September 30, 2014.

Operational and Financial Highlights:

■

Service revenues increased by $2.0 million or 14% to a first quarter record of $16.2 million in this year’s first quarter as compared to $14.2 million in the same quarter of fiscal 2014. The increase was driven by a $1.7 million or 19% increase in coin service revenues and a $0.3 million, or 8%, increase in trading card and autograph service revenues. Coin service revenues in the quarter benefited by approximately $1.8 million from the 2014 Baseball Hall of Fame commemorative coins and the 2014 50th Anniversary Kennedy coin.

■	The services gross profit margin was 64% in this year’s first quarter as compared to 63% in the last year’s first quarter, and reflects our focus on providing higher value services.

■

Operating income increased by 6% to a record $3.0 million in this year’s first quarter from $2.9 million in last year’s first quarter notwithstanding non-cash stock-based compensation expense increasing by $0.5 million and legal expenses increasing by $0.3 million in this year’s first quarter as compared to last year’s first quarter.

■	Income from continuing operations increased to $1.8 million, or $0.21, per diluted share as compared to $1.7 million, or $0.20, per diluted share in the first quarter of last year.

■

The Company’s cash position at September 30, 2014 was $18.1 million compared to $19.9 million at June 30, 2014. Net cash used of $1.8 million in the quarter was comprised of cash generated from continuing operations of $1.6 million offset by cash dividends of $2.7 million paid to our stockholders. The reduction in cash generated from continuing operations of $0.6 million in this year’s first quarter as compared to the first quarter of fiscal 2014, reflects the payment of higher annual incentives in this year’s first quarter, due to the breakout performance of the business in fiscal 2014.

■	On October 27, 2014, we announced our quarterly cash dividend of $0.325 per share, which will be paid on November 28, 2014 to stockholders of record on November 18, 2014.

Commentary and Outlook

Robert Deuster, Chief Executive Officer, stated, “We are very pleased to once again report excellent growth in the first quarter as we start our Fiscal 2015 year. I am particularly encouraged that our international initiatives continue to take hold to complement our US results. Another stronger than expected quarter in bulk modern coin grading was a major factor in our operating results and we remain cautiously optimistic, as we enter the slowest period of the year for that type of grading activity, before the start of the new coin minting year in January. The PSA and PSA/DNA sports memorabilia business reported its 17th consecutive quarter of year over year revenue growth. ”

Collectors Universe, Inc.

November 5, 2014

Conference Call and Webcast

Collectors Universe will host a conference call to discuss its first quarter results on Wednesday, November 5, 2014 at 4:30 p.m. Eastern Time/1:30 p.m. Pacific Time. Interested parties may participate in the conference call by dialing 877-397-0298 or 719-325-4753, five to ten minutes prior to the initiation of the call. A replay of the conference call will be available through November 19, 2014 by dialing 888-203-1112 or 719-457-0820 and entering access code 7179678#. A live webcast of the conference call will also be available on the Collectors Universe website, www.collectors.com under Investor Relations: Events and Presentations. The webcast will be archived for 12 months.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the high-value collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia. The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia, and also operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectors.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This news release contains statements regarding our expectations, beliefs or views about our future financial performance and trends in our business and in our markets, which constitute "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements can often be identified by the use of words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may."

Due to a number of risks and uncertainties to which our business and our markets are subject, our future financial performance may differ, possibly significantly, from our expected financial performance as set forth in the forward-looking statements contained in this news release. Information regarding those risks and uncertainties, and their possible impact on our future financial performance, include, but are not limited to, the following: our continued dependence on our coin business which generated more than 60% of our consolidated revenues and a substantial portion of our operating income in the year ended June 30, 2014, making our operating results more vulnerable to conditions that could adversely affect or cause stagnation in the prices of precious metals and collectible coins; the risks that the economic recovery may remain weak or stall, or that economic conditions may deteriorate as a result of events outside of our control, including international tensions that could cause volatility in the prices of gold and silver, and therefore, could result in reductions in the demand for our collectibles authentication and grading services and, consequently, in our revenues and operating results; the risk that the economic recession from 2008 to 2010 and the weakness of the economic recovery in the United States will lead to longer-term changes in the spending habits of consumers and in the availability and use of credit by smaller businesses, such as collectibles dealers, to fund purchases of collectibles, which could lead to longer-term declines in collectibles commerce and, therefore, in the demand for our services; the risks that claims under our coin and trading card authentication and grading warranties will increase substantially and that the warranty reserves we maintain for such claims, will, as a result prove to be inadequate, which could cause our gross margin and operating results to decline or cause us to incur operating losses, the risk that our strategies of offering new services and expanding our collectibles authentication and grading business into new geographic areas, such as Europe and Asia will not be successful in enabling us to improve our profitability or may even cause us to incur significant losses; the risks and added complexity of conducting business overseas; and the risk that it may become necessary for us to reduce the amount of, or suspend or discontinue the payment of cash dividends in the future, due to conditions or circumstances outside of our control, such as adverse economic or market conditions, as well as our future financial performance and the cash needs of our business in the future; and the risk that our continuing financial obligations with respect to two facilities in New York City, which we had leased for our subsequently discontinued jewelry businesses, will lead to reductions in cash flows and additional losses from discontinued operations in future periods.

Additional information regarding these risks and information regarding other risks and uncertainties to which our business is subject is contained in Item 1A, entitled “Risk Factors”, in our Annual Report on Form 10-K for our fiscal year ended June 30, 2014 which we filed with the Securities and Exchange Commission on August 28, 2014 and readers of this news release are urged to review the discussion of those risks and uncertainties in that Report. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as material to our business or operating results. Due to these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or in our Annual or Quarterly Reports filed with the Securities and Exchange Commission, which speak only as of their respective dates. We also disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Collectors Universe, Inc.

November 5, 2014

Contact: Joseph Wallace Chief Financial Officer Collectors Universe 949-567-1245 Email: jwallace@collectors.com

- tables to follow -

Collectors Universe, Inc.

November 5, 2014

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2014	2013
Net revenues:
Grading, authentication and related services	$16,169	$14,166
Product sales	9	-
	16,178	14,166
Cost of revenues:
Grading, authentication and related services	5,778	5,237
Product sales	18	-
	5,796	5,237

Gross profit	10,382	8,929

Operating Expenses:
Selling and marketing expenses	2,367	2,198
General and administrative expenses	4,990	3,876
Total operating expenses	7,357	6,074

Operating income	3,025	2,855

Interest and other income, net	6	14
Income before provision for income taxes	3,031	2,869
Provision for income taxes	1,249	1,211
Income from continuing operations	1,782	1,658
Income (loss) from discontinued operations, net of income taxes	22	(21)
Net income	$1,804	$1,637

Net income per basic share:
Income from continuing operations	$0.21	$0.20
Income (loss) from discontinued operations	0.01	-
Net income	$0.22	$0.20

Net income per diluted share:
Income from continuing operations	$0.21	$0.20
Income (loss) from discontinued operations	-	-
Net income	$0.21	$0.20

Weighted average shares outstanding:
Basic	8,326	8,117
Diluted	8,502	8,157
Dividends declared per common share	$0.325	$0.325

Note:
Non-cash stock-based compensation included above	$932	$386

Collectors Universe, Inc.

November 5, 2014

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, except per share data)

(Unaudited)

	September 30, 2014	June 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$18,148	$19,909
Accounts receivable, net of allowance of $26 at September 30, 2014 and June 30, 2014	2,297	2,118
Inventories, net	2,212	1,888
Prepaid expenses and other current assets	840	1,367
Deferred income tax assets	1,719	1,719
Total current assets	25,216	27,001

Property and equipment, net	2,278	2,466
Goodwill	2,083	2,083
Intangible assets, net	1,178	1,272
Deferred income tax assets	2,205	2,204
Other assets	368	380
Non-current assets of discontinued operations	182	182
	$33,510	$35,588
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,692	$2,062
Accrued liabilities	2,935	2,817
Accrued compensation and benefits	2,353	4,139
Income taxes payable	1,510	851
Deferred revenue	2,463	2,645
Current liabilities of discontinued operations	881	849
Total current liabilities	11,834	13,363

Deferred rent	453	461
Non-current liabilities of discontinued operations	979	1,124

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 3,000 shares authorized; no shares issued or Outstanding	-	-
Common stock, $.001 par value; 20,000 shares authorized; 8,845 and 8,861 issued and outstanding at September 30, 2014 and June 30, 2014, respectively.	9	9
Additional paid-in capital	78,503	78,011
Accumulated deficit	(58,268)	(57,380)
Total stockholders’ equity	20,244	20,640
	$33,510	$35,588

Collectors Universe, Inc.

November 5, 2014

COLLECTORS UNIVERSE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

(Unaudited)

	Three Months Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,804	$1,637
Income (loss) from discontinued operations	(22)	21
Income from continuing operations	1,782	1,658
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization expense	341	284
Stock-based compensation expense	932	386
Provision for bad debts	-	(2)
Provision for inventory write-down	67	25
Provision for warranty	130	168
Gain on sale of property and equipment	(1)	-
Change in operating assets and liabilities:
Accounts receivable	(180)	115
Inventories	(391)	(132)
Prepaid expenses and other	527	(2)
Other assets	13	8
Accounts payable and accrued liabilities	(335)	(75)
Accrued compensation and benefits	(1,786)	(667)
Income taxes payable	660	548
Deferred revenue	(182)	(138)
Deferred rent	(8)	(1)
Net cash provided by operating activities of continuing operations	1,569	2,175
Net cash used in operating activities of discontinued businesses	(168)	(154)
Net cash provided by operating activities	1,401	2,021

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(44)	(403)
Proceeds from the sale of property and equipment	2	-
Proceeds from sale of business	76	7
Capitalized software	(16)	-
Patents and other intangibles	(2)	(5)
Net cash used in investing activities	16	(401)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid to common stockholders	(2,738)	(2,711)
Payment for retirement of common stock	(440)	(109)
Net cash used in financing activities	(3,178)	(2,820)

Net decrease in cash and cash equivalents	(1,761)	(1,200)
Cash and cash equivalents at beginning of period	19,909	18,711
Cash and cash equivalents at end of period	$18,148	$17,511

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Income taxes paid during the period	$602	$651